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                                                                       Exhibit 4

                          [Maron & Sandler Letterhead]

                                December 30, 2002


VIA FEDERAL EXPRESS

A. J. Clegg
Chief Executive Officer
Nobel Learning Communities, Inc.
1615 West Chester Pike
West Chester, Pennsylvania  19382-7956

Gentlemen:

      This firm represents KU Learning, L.L.C. ("KUL"), the largest stockholder of Nobel Learning Communities, Inc. ("Nobel").

      Nobel has not held an annual meeting of stockholders this year as required by Nasdaq rules. Pursuant to Delaware Corporate Law, upon application by any stockholder of Nobel, the Delaware Court of Chancery may summarily order that Nobel hold a meeting because more than 13 months have passed since the last annual meeting of stockholders.

      On behalf of KUL, demand is hereby made that Nobel schedule an annual meeting of stockholders to be held on or before March 7, 2003 and that Nobel publicly announce the date of such meeting by January 15, 2003.

                                            Very truly yours,

                                            MARON & SANDLER
                                            A Professional Corporation



                                            By:  David S. Kyman